SCHEDULE 14C INFORMATION

(RULE 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

☒	Filed by Registrant
☐	Filed by Party other than the Registrant

☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

BRAZIL GOLD CORP.

(Name of Registrant as Specified in Charter)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

BRAZIL GOLD CORP.
242 West Main Street
Hendersonville, Tennessee 37075
(888) 613-7164

_______________________

INFORMATION STATEMENT

 _______________________

April 28, 2014

We are not asking you for a proxy and you are requested not to send us a proxy. The actions described below have already been approved by the written consent of holders of a majority of the outstanding voting stock of this company. A vote of the remaining stockholders is not necessary.

General

This information statement is first being mailed on or about April 28, 2014 to stockholders of record as of the close of business on April 28, 2014 (the “record date”) of our common stock, series B 8% convertible preferred stock and series C 8% convertible preferred stock, in connection with the amendment of our articles of incorporation to change our corporate name to “Conexus Corp.”

The three members of our board of directors have approved, and such individuals, two being holders of series B 8% convertible preferred stock and one being a holder of common stock (the “consenting stockholders”), representing 819,317,782 shares out of a total of 1,205,104,278 shares, or 68%, of our outstanding voting stock (i.e., our outstanding shares of common stock, plus our outstanding shares of series B and series C preferred stock on an as-converted-to-common-stock basis) as of the record date, have consented in writing to the actions described above. This approval and consent constitute the approval and consent of a majority of the total number of shares of our outstanding voting stock and are sufficient under the Nevada General Corporation Law and our by-laws to approve these actions. Accordingly, the above actions will not be submitted to our other stockholders for a vote and this information statement is being furnished to our other stockholders to inform them of the actions in accordance with the provisions of the Nevada General Corporation Law.

For additional information about Brazil Gold Corp., reference is made to our annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which can be obtained by request to this company or from the SEC’s website at www.sec.gov.

Amendment to Our Articles of Incorporation to Change Our Corporate Name

Our board of directors has deemed it advisable and in the best interests of Brazil Gold Corp. to change our corporate name to “Conexus Corp.” Our new name is meant to convey a different focus for our company from its historical mining operations. We believe our new name will allow us to pursue our strategy of developing a business in the livestock industry. We are in the process of creating a subsidiary to be named Conexus Cattle LLC, in which to develop this business. We have also relocated our principal executive offices to Hendersonville, Tennessee in order to operate in an appropriate location.

As we described in our current report on Form 8-K dated April 7, 2014 and filed with the SEC on April 11, 2014, we have entered into a number of new financing and advisory transactions and elected new officers and directors with a view to entering the livestock business. Changing the corporate name of our company is part of this overall strategy.

Principal Stockholders

The following table sets forth the number of shares of common stock beneficially owned by each of our officers and directors. The number of shares of common stock listed as beneficially owned in the table below includes shares owned by any person who is known by us to beneficially own five percent or more of our common stock. Except as otherwise set forth below, the address of each of the persons listed below is c/o Brazil Gold Corp., 242 West Main Street, Hendersonville, Tennessee 37075.

			Shares of Common Stock Beneficially Owned
Name	Age	Positions held with Brazil Gold	Number of Shares		Percent of Class

Stephen J. Price	54	Chief Executive Officer and Director	391,658,891	(1)	32.5%

Gerard Daignault	55	Chief Financial Officer and Director	391,658,891	(1)	32.5%

Conrad Huss	65	Director	36,000,000		3.0%

Adirondack Partners LLC (3)	-	-	8,424,886	(2)	9.9%

ASC Recap LLC (4)	-	-	8,424,886	(2)	9.9%

All directors and executive officers as a group (3 persons)			819,317,782		68.0%

___________________

(1)	Messrs. Price and Daignault each hold 6,500 shares of our series B 8% convertible preferred stock, which shares are each convertible into 60,255,214 shares of our common stock. The series B preferred stock votes on an as-converted basis on any matter submitted to holders of our common stock.

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(2)	Adirondack Partners LLC and ASC Recap LLC each hold 3,500 shares of our series C 8% convertible preferred stock, which shares are each convertible into 51,647,326 shares of our common stock. Subject to a beneficial ownership limitation, the series C preferred stock votes on an as-converted basis on any matter submitted to holders of our common stock. Pursuant to the terms of the series C preferred stock, a holder of series C preferred stock may not convert such stock to the extent that the holder and its affiliates would beneficially own in excess of 9.99% of our common stock outstanding immediately after giving effect to such conversion. For purposes of this 9.99% limitation, beneficial ownership is calculated as set forth in Securities Exchange Act Rule 13d-3.

(3)	K. Ivan F. Gothner, Managing Director of Adirondack Partners LLC, has voting power and investment power over the securities held by Adirondack Partners.

(4)	Stephen M. Hicks, Manager of ASC Recap LLC, has voting power and investment power over the securities held by ASC Recap.

Effectiveness of Actions

The change of our corporate name will become effective upon the filing of an amendment to our articles of incorporation with the Secretary of State of the State of Nevada, which will occur promptly after the date of mailing of this information statement.

By Order of the Board of Directors,

Stephen J. Price
Chief Executive Officer

April 28, 2014

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